Exhibit 99.1

Ark Restaurants Corp. Acknowledges Receipt of Unsolicited Proposal

Contact:
Ark Restaurants Corp.
Robert Stewart
(212) 206-8800
bstewart@arkrestaurants.com

NEW YORK, New York -- February 8, 2013 -- Ark Restaurants Corp. (Nasdaq - ARKR) today confirmed that it is in receipt of an unsolicited proposal from Landry’s, Inc. to acquire in a negotiated transaction all of the outstanding shares of capital stock of Ark restaurants for $22.00 per share in cash. Consistent with its fiduciary duties, and in consultation with its outside financial and legal advisors, the board of directors of the Company will review the Landry’s proposal and respond in due course.

Ark Restaurants advises its shareholders that they need not take any action at this time in response to Landry’s proposal.

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